EX-35.2
(logo) CHASE



SUBSERVICER COMPLIANCE STATEMENT


RE: GSR Mortgage Loan Trust 2007-1F: This Assignment, Assumption and Recognition Agreement made this 28th day of February 2007, (this "Assignment Agreement") is among JPMorgan Chase Bank, National Association ("JPMorgan"), as servicer (in such capacity, the "Servicer"), GS Mortgage Securities Corp., as assignee (the "Assignee") and Goldman Sachs Mortgage Company ("GSMC"), as assignor (the "Assignor")

The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

(1) CHF is a Subservicer under the Agreement

(2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

(3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008


Chase Home Finance LLC,
as Subservicer

By: /s/ Kim Greaves
Name: Kim Greaves
Title: Senior Vice President
Servicing Manager


By: /s/ Jim Miller
Name: Jim Miller
Title: Senior Vice President
Default Servicing Manager